Exhibit 99.1

Egalet Reports Full Year 2014 Financial Results

Wayne, Penn. — March 16, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today reported financial results for the year ended December 31, 2014.

2014 Financial Results:

•            Cash Position: Cash as of December 31, 2014 was $52.7 million compared to $15.7 million at December 31, 2013. The increase was the result of our initial public offering (“IPO”), the exercise by the underwriters of the IPO of a portion of the over-allotment option granted to them in connection with the IPO, and a separate private placement with our collaboration partner, Shionogi, for total net proceeds of $67.0 million. This was partially offset by cash expenditures in our normal course of business.

•            Revenue: There were net revenues of $1.9 million for the year ended December 31, 2014 compared to no revenues for the year ended December 31, 2013. The increase was due to the amortization of deferred revenue and certain research and development services performed under our collaboration and license agreement with Shionogi.

•            R&D Expenses: Research and development expenses were $22.4 million for the year ended December 31, 2014 compared to $6.3 million in 2013. The increase of $16.1 million was driven primarily by increases in our development costs for our abuse-deterrent morphine product candidate Egalet-001 and our abuse-deterrent oxycodone product candidate Egalet-002 of $8.0 million and $3.0 million, respectively, due to increased clinical study costs including the manufacturing of product.

•            G&A Expenses: General and administrative expenses increased to $16.7 million for 2014 compared to $5.1 million for 2013. The increase was driven primarily by the implementation of our stock compensation plan, resulting in $5.1 million of stock compensation expense in 2014, as well as an increase of $2.3 million in salary and related expenses due to the growth in our operations the United States. In addition, professional fees increased $2.9 million in 2014 as a result of growing our U.S. operations and becoming a publicly traded company.

•            Net Loss: Net loss was $43.2 million for the year ended December 31, 2014 compared to net loss of $20.2 million for the year ended December 31, 2013. The increase in net loss was primarily driven by increased R&D expenses for the clinical study expenses for Egalet-001 and Egalet-002 and increased G&A expenses as a result of Egalet’s IPO in 2014.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and marketing innovative pain treatments. The Company has two approved products: OXAYDO™ (oxycodone HCI, USP) tablets for oral use only -CII, the first and only approved immediate-release oxycodone product formulated to deter abuse via snorting, for the management of acute and chronic moderate to severe pain where an opioid is appropriate, and SPRIX® (ketorolac tromethamine) Nasal Spray, a non-steroidal anti-inflammatory drug (NSAID), indicated in adult patients for the short-term (up to five days) management of moderate to moderately severe pain that requires analgesia at the opioid level. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full prescribing information for OXAYDO and SPRIX and additional information on Egalet can be found at www.egalet.com.

Important Safety Information for OXAYDO™ (oxycodone HCl, USP) Tablets for oral use only - CII

OXAYDO is an immediate-release oral formulation of oxycodone HCl indicated for the management of acute and chronic moderate to severe pain where the use of an opioid analgesic is appropriate.

OXAYDO is contraindicated in patients with respiratory depression, paralytic ileus, acute or severe bronchial asthma or hypercarbia, or known hypersensitivity to oxycodone or any components of the product.

Respiratory depression is the primary risk of OXAYDO and it must be used with extreme caution in patients with chronic obstructive pulmonary disease or cor pulmonale, in patients with decreased respiratory reserve, hypoxia, hypercapnia or pre-existing respiratory depression.

OXAYDO contains oxycodone HCl, an opioid agonist and a Schedule II controlled substance. Such drugs are sought by drug abusers and people with addiction disorders. OXAYDO can be abused in a manner similar to other opioid agonists, legal or illicit. This should be considered when prescribing or dispensing in situations where there is concern about an increased risk of misuse or abuse. OXAYDO may be abused by crushing, chewing, snorting or injecting the product and these practices pose a significant risk to the abuser that could result in overdose and death.

Patients receiving central nervous system depressants concomitantly with OXAYDO may exhibit an additive central nervous system depression.  When such combined therapy is contemplated, the dose of one or both agents should be reduced. Patients should not consume alcoholic beverages, or any medications containing alcohol while taking OXAYDO.

OXAYDO may cause severe hypotension in patients whose ability to maintain blood pressure has been compromised. OXAYDO may produce orthostatic hypotension in ambulatory patients. OXAYDO must be administered with caution in patients in circulatory shock.

Serious adverse reactions that may be associated with OXAYDO include: respiratory depression, respiratory arrest, circulatory depression, cardiac arrest, hypotension and/or shock. The most common adverse reactions are nausea, constipation, vomiting, headache, pruritus, insomnia, dizziness, asthenia and somnolence.

In opioid naïve patients, start dosing OXAYDO with five to 15 mg every four to six hours as needed for pain.  OXAYDO should not be given to anyone other than the individual for whom it was prescribed. Keep OXAYDO in a locked cabinet, drawer or medicine safe so that it will not be stolen.

Please see full prescribing information for OXAYDO at http://egalet.com/wp-content/uploads/2014/12/USPI_OXAYDO_Oxycodone_HCl_Tablets_120814.pdf.

Important Safety Information for SPRIX® (ketorolac tromethamine) Nasal Spray

SPRIX® is a non-steroidal anti-inflammatory drug (NSAID) indicated in adult patients for the short-term (up to 5 days) management of moderate to moderately severe pain that requires analgesia at the opioid level.  Do not exceed a total combined duration of use of SPRIX and other ketorolac formulations (IM/IV or oral) of 5 days. SPRIX is not indicated for use in pediatric patients or for minor or chronic painful conditions.

SPRIX is contraindicated as follows: in patients with peptic ulcer disease or a history of GI bleeding; in patients with suspected or confirmed cerebrovascular bleeding, hemorrhagic diathesis, incomplete hemostasis, or at high risk of bleeding; for the treatment of peri-operative pain in the setting of coronary artery bypass graft (CABG) surgery; in patients with advanced renal impairment and those at risk for renal failure due to volume depletion; use as a prophylactic analgesic before any surgery; use in labor and delivery; use in patients with a history of asthma, urticaria, or other allergic-type reactions after taking aspirin or other NSAIDs; and, known hypersensitivity to ketorolac, aspirin, other NSAIDs or EDTA.

SPRIX should be used with caution in patients with a prior history of ulcer disease or GI bleeding, coagulation disorders, in patients taking diuretics or ACE inhibitors, or those with compromised cardiac function.  NSAIDs can cause serious anaphylactoid reactions and serious dermatologic adverse reactions; SPRIX should be discontinued immediately in patients with allergic reactions or skin reactions.

The most common adverse reactions (incidence > 2%) in patients treated with SPRIX and occurring at a rate at least twice that of placebo are nasal discomfort, rhinalgia, increased lacrimation, throat irritation, oliguria, rash, bradycardia, decreased urine output, increased ALT and/or AST, hypertension, and rhinitis.

SPRIX is not an inhaled product. SPRIX nasal spray should be discarded within 24 hours of taking the first dose, even if the bottle still contains some medication.

Please see full prescribing information for SPRIX at www.sprix.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks.  Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; the success of our commercial products; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb

Senior Vice President, Communications

Email: bcs@egalet.com

Tel: 917-432-9275

Tables Follow

Egalet Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets

	December 31,
	2013	2014
Assets
Current assets:
Cash	$15,700,000	$52,738,000
Related party receivable	—	679,000
Prepaid expenses	1,812,000	698,000
Other receivables	231,000	1,011,000
Total current assets	17,743,000	55,126,000
Property and equipment, net	2,378,000	4,417,000
Intangible asset	209,000	184,000
Deposits and other assets	33,000	843,000
Total assets	$20,363,000	$60,570,000
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Related party senior convertible debt, net of discount	$17,209,000	$—
Accounts payable	1,046,000	4,209,000
Accrued expenses	1,755,000	2,554,000
Deferred revenue	557,000	588,000
Other current liabilities	55,000	78,000
Total current liabilities	20,622,000	7,429,000
Deferred revenue — non-current portion	9,592,000	8,855,000
Deferred income tax liabilities	22,000	25,000
Total liabilities	30,236,000	16,309,000

Convertible preferred stock:
Convertible Series A-1 preferred stock, $0.01 par value, 1,406,894 shares issued and outstanding at December 31, 2013 and 0 shares issued and outstanding at December 31, 2014, liquidation preference of $13,559,000 at December 31, 2013	1,443,000	—
Convertible Series A-2 preferred stock, $0.01 par value, 593,106 shares issued and outstanding at December 31, 2013 and 0 shares issued and outstanding at December 31, 2014, liquidation preference of $4,083,000 at December 31, 2013	770,000	—
Convertible Series B preferred stock, $0.01 par value, 2,327,301 shares issued and outstanding at December 31, 2013 and 0 shares issued and outstanding at 2014, liquidation preference of $42,610,000 at December 31, 2013	12,628,000	—
Convertible Series B-1 preferred stock, $0.01 par value, 113,916 shares issued and outstanding at December 31, 2013 and 0 shares issued and outstanding at December 31, 2014, liquidation preference of $695,000 at December 31, 2013	116,000	—
Stockholders’ deficit
Common stock, $0.01 par value and $0.001 par value at December 31, 2013 and December 31, 2014 respectively; 75,000,000 shares authorized at December 31, 2014; 1,292,307 and 17,283,663 shares issued and outstanding at December 31, 2013 and 2014, respectively	13,000	17,000
Additional paid in capital	7,431,000	121,028,000
Accumulated other comprehensive income	1,125,000	(171,000)
Accumulated deficit	(33,399,000)	(76,613,000)
Total stockholders’ equity (deficit)	(24,830,000)	44,261,000
Total liabilities, convertible preferred stock and stockholders’ deficit	$20,363,000	$60,570,000

Egalet Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations

	Year Ended December 31,
	2012	2013	2014
Revenues	$1,201,000	$—	$1,920,000
Operating expenses:
Research and development	4,256,000	6,280,000	22,395,000
General and administrative	2,241,000	5,095,000	16,661,000
Total operating expenses	6,497,000	11,375,000	39,056,000
Loss from operations	(5,296,000)	(11,375,000)	(37,136,000)
Other (gain) loss	—	(222,000)	(1,045,000)
Interest expense	75,000	8,842,000	7,079,000
Loss (gain) on foreign currency exchange	27,000	190,000	(3,000)
Other expense, net	102,000	8,810,000	6,031,000
Loss before provision for income taxes	(5,398,000)	(20,185,000)	(43,167,000)
Provision for income taxes	—	22,000	47,000
Net loss	$(5,398,000)	$(20,207,000)	$(43,214,000)
Per share information:
Net loss per share of common stock, basic and diluted	$(4.18)	$(15.64)	$(2.97)
Basic and diluted weighted average shares outstanding	1,292,307	1,292,307	14,556,927